Proposal 1: Election of Directors.

Name	For Votes	Withheld Votes	Broker Non-Votes
Dr. Mary B. Bullock	118,308,677	1,163,898	16,895,452
Jean Douville	118,779,595	692,980	16,895,452
Thomas C. Gallagher	116,776,370	2,696,205	16,895,452
George (Jack) C. Guynn	118,364,273	1,108,303	16,895,452
John R. Holder	119,179,417	293,158	16,895,452
John D. Johns	115,542,814	3,929,762	16,895,452
Michael M. E. Johns, M.D.	115,884,390	3,588,186	16,895,452
J. Hicks Lanier	115,103,707	4,368,868	16,895,452
Robert C. Loudermilk, Jr.	118,435,750	1,036,825	16,895,452
Wendy B. Needham	118,356,274	1,116,301	16,895,452
Jerry W. Nix	112,705,286	6,767,289	16,895,452
Gary W. Rollins	115,414,381	4,058,194	16,895,452

Proposal 2: Advisory Vote on Executive Compensation.

The shareholders approved the compensation of the Company’s executive officers, including the Company’s compensation practices and principles and their implementation. The holders of 111,876,795 shares of Common Stock voted in favor of the proposal, holders of 3,688,448 shares voted against, holders of 3,907,332 shares abstained, and there were 16,895,452 broker non-votes.

Proposal 3: Advisory Vote on Frequency of Shareholder Vote on Executive Compensation.

The shareholders approved an annual vote regarding the frequency of shareholder votes on executive compensation of the Company’s executive officers, including the Company’s compensation practices and principles and their implementation.

Frequency	For Votes
One Year	97,467,390
Two Years	961,001
Three Years	16,786,561

The holders of 4,257,624 shares abstained and there were 16,895,452 broker non-votes.

Proposal 4: Re-Approval of Material Terms of Performance Goals for Qualified Performance-Based Awards under the Genuine Parts Company 2006 Long-Term Incentive Plan.

The shareholders re-approved material terms of performance goals for qualified performance-based awards under the Genuine Parts Company 2006 Long-Term Incentive Plan. The holders of 113,958,815 shares of Common Stock voted in favor of the proposal, holders of 5,084,176 shares voted against, holders of 429,585 shares abstained, and there were 16,895,452 broker non-votes.

Proposal 5: Ratification of Selection of Independent Auditors.

The shareholders ratified the selection of Ernst & Young LLP as independent auditors of the Company for 2011. The holders of 133,439,099 shares of Common Stock voted in favor of the ratification, holders of 2,685,802 shares voted against, holders of 243,126 shares abstained, and there were no broker non-votes.